Exhibit 10.31

FIRST ADDENDUM TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE – NET DATED AUGUST 15, 2014 BY AND BETWEEN GEIGER COURT, LLC, AS LESSOR AND EXAGEN DIAGNOSTICS, INC. AS LESSEE, FOR THE PREMISES LOCATED AT 1221 LIBERTY WAY, VISTA, CALIFORNIA.

Lessor and Lessee mutually agree to amend the lease as follows:

Paragraph 1.3 (Term):
The Lease Term will be extended to the new Expiration Date of January 31, 2021

Paragraph 50 (Rent Schedule):
Base Rent shall be as follows:

Dates	Base Rent
February 1, 2018 - January 31, 2019	$19,308.96 per month
February 1, 2019 - January 31, 2020	$19,888.23 per month
February 1, 2020 - January 31, 2021	$20,484.88 per month

Paragraph 58 (Existing Furniture):

Replace “Lessee may use furniture for $0.01/SF per month during the Lease Term” with “Lessee may use furniture for no charge during the Lease Term”.

Building Improvements:

Landlord will replace outdated thermostats in building with new advanced thermostats. Landlord will replace manual rocker light switches in offices, conference rooms, copy room and break room with motion sensing automatic on and off switches. Tenant will coordinate the installation of these improvements remit direct costs to Landlord for reimbursement.
1.Landlord to pay initial $2,500. Tenant to pay next $2,500. Cost to be split 50/50 over $5,000.
2.Landlord cost capped at no higher than $5,000.
3.All work to be completed prior to end of 2017.

Lessee will be responsible for any other work or modifications to HVAC systems as determined by Lessee. Upon execution of this Addendum, Lessee shall be responsible for contracting direct with an HVAC vendor for maintenance and repairs and have full control over the HVAC systems.

All other terms and conditions of the existing Lease shall remain in full force and effect.

LESSOR:	LESSEE:
Geiger Court, LLC	Exagen Diagnostics, Inc.

By: /s/ Hal Tilbury	By: /s/ Ron Rocca

By:	Title: CEO

Date: 8/2/2017	Date: 8/2/2017